Exhibit 99.1
Affiliate of Apollo Global Management Launches $5.50 Net Per Share Cash Tender Offer
For All Outstanding Shares of CKx, Inc.
NEW YORK, May 17, 2011 — Colonel Offeror Sub, LLC (“Offeror”) and CKx, Inc. (NASDAQ: CKXE) today announced that Offeror has commenced a tender offer to acquire all of the outstanding shares of common stock of CKx (the “Common Shares”) in accordance with the previously announced definitive merger agreement among CKx and acquisition entities owned by investment funds managed by affiliates of Apollo Global Management, LLC (“Apollo”), a leading global alternative asset manager. Offeror is a wholly-owned subsidiary of affiliates of Apollo. The aggregate value of the proposed transaction is approximately $560 million.
Upon the successful closing of the tender offer, stockholders of CKx will receive $5.50 in cash for each Common Share tendered in the offer, without interest, and subject to deduction for any required withholding of taxes. Following the successful closing of the tender offer, a wholly-owned subsidiary of Offeror will complete a second-step merger in which any remaining Common Shares will be converted into the right to receive the same per Common Share price paid in the tender offer.
As previously announced, in connection with the transaction, an acquisition entity owned by investment funds managed by an affiliate of Apollo has obtained support agreements from two significant stockholders of CKx, The Promenade Trust, the sole beneficiary of which is Lisa Marie Presley and which is CKx’s partner in Elvis Presley Enterprises, and Robert F.X. Sillerman, CKx’s largest stockholder.
The tender offer is subject to customary conditions, including (i) that the number of Common Shares validly tendered and not withdrawn as of the expiration of the tender offer, together with the number of Common Shares owned by Mr. Sillerman and certain of his affiliates that are held in a voting trust in accordance with, or are otherwise subject to voting arrangements consistent with, their support agreement, represent at least a majority of the outstanding Common Shares on a fully-diluted basis and (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Today, Offeror and certain other persons are filing with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO that provides the terms of the tender offer. CKx is also filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of CKx’s board of directors that CKx’s stockholders accept the tender offer and tender their Common Shares to Offeror.
The tender offer will expire at 12:00 midnight New York City time on June 14, 2011, unless extended in accordance with the terms of the definitive merger agreement and the applicable rules and regulations of the SEC. The offer to purchase and related documents in connection with the tender offer contain other important terms and conditions with respect to the tender offer and should be carefully reviewed by stockholders.
About CKx, Inc.
CKx is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. CKx’s current properties include the rights to the name, image and likeness of Elvis Presley and Muhammad Ali, the operations of Graceland, and proprietary rights to the IDOLS and So You Think You Can Dance television brands, including the American Idol series in the United States and local adaptations of the IDOLS and So You Think You Can Dance television show formats which, collectively, air in more than 100 countries. For more information about CKx, visit its corporate website at www.CKx.com.
About Apollo Global Management, LLC
Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo has assets under management of $70 billion, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.
# # #
IMPORTANT NOTICE: This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of CKx. Offeror and certain other persons have filed a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO with the SEC, and will mail an offer to purchase, forms of letter of transmittal and related documents to CKx stockholders. CKx has filed with the SEC, and will mail to CKx stockholders, a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of CKx are urged to read them carefully when they become available.
These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or by calling toll-free (888) 750-5834, or by directing a request by mail to Goldman, Sachs & Co., 200 West

Street, New York, NY 10282, or by calling toll-free (800) 323-5678. You may also read and copy the solicitation/recommendation statement and any reports, statements and other information filed by Offeror or CKx with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please visit the SEC’s website for further information on its public reference room.
Forward-Looking Statements
This release contains forward-looking statements as defined by the federal securities law which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. Neither Apollo nor CKx undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
For CKx, Inc.:
William Schmitt, ICR Inc.
203-682-8200
For Apollo Global Management, LLC investor inquiries:
Gary M. Stein
212-822-0467
Head of Corporate Communications
gstein@apollolp.com
For Apollo Global Management, LLC media inquiries:
Charles Zehren, Rubenstein Associates
212-843-8590
czehren@rubenstein.com